WHITE MOUNTAINS ANNUAL BONUS PROGRAM

Set forth below is a summary of the White Mountains Annual Bonus Program:

OVERVIEW

The White Mountains Annual Bonus Program (the “Program”) is an integral part of the total compensation program for employees of White Mountains Insurance Group, Ltd. (“White Mountains”) and certain of its subsidiaries (collectively, the “Company”). The Program is overseen by the Compensation/Nominating & Governance Committee of the Board of Directors of White Mountains (the “CNG Committee”). At the end of each year, separate bonus pools are established for the non-investment personnel and the investment personnel of the Company based on performance. In general, the bonus pool may range from 0% to 200% of the target.

ANNUAL BONUS POOL DETERMINATION

For non-investment personnel, the size of the annual bonus pool at target is the sum of the individual target bonuses for participants in the program. For senior personnel, the individual target typically is 75% of salary; for junior personnel the individual target is typically a lower percentage of salary. The annual bonus pool can range from 0% to 200% of target, as determined by the CNG Committee using its judgment. Individual bonuses may be capped as described below under the caption “Individual Awards”.

For investment personnel, the size of the annual bonus pool at target is established in the same manner as for non-investment personnel. For senior investment personnel, the individual target typically is 75% of salary; for junior investment personnel the individual target is typically a lower percentage of salary. The annual bonus pool can range from 0% to 200% of target, as determined by the CNG Committee using its judgment. In determining the bonus pool for investment personnel, the CNG Committee considers the following factors, among others: absolute level of investment results, investment performance as compared to a range of relevant benchmarks, peer company investment results, and corporate circumstances and their effect on pure investment performance. Individual bonuses may be capped as described below.

INDIVIDUAL AWARDS

Bonuses for executive officers are determined in a 100% formulaic manner, with the amount of any bonus determined by reference to one or more performance metrics and harvest scales selected in advance by the CNG Committee.  Bonuses earned by executive officers will range from 0% to 200% of target.

For our executive officers, the CNG Committee will maintain the discretion to decrease the individual annual bonuses after the quantitative calculation has been finalized; however, it does not have discretion to increase those bonuses.  White Mountains’s executive officers, at most, will receive the result of the quantitative methodology.

Individual bonuses to persons who are not executive officers can vary widely around the pool average based on individual performance. Bonuses to such persons are not capped other than by the size of the applicable bonus pool.

A limited number of special bonuses may be awarded to persons who are not executive officers in any year to recognize successful individual results without regard to the aggregate size of an annual bonus pool.

PROGRAM PARTICIPATION FOR NEW HIRES

Annual bonuses of eligible employees hired during the year are typically pro-rated based on date of hire.

CLAWBACK POLICY
White Mountains has adopted a clawback policy applicable to bonuses.  If White Mountains is required to restate any financial statement included in an SEC filing as a result of an employee’s misconduct, the Board may, without prejudice to any other remedies available to White Mountains, seek reimbursement of any bonus received by such person that relates in whole or in part to any period for which such financial statements were restated.  If the misconduct was fraud, then in addition to other actions the Board will mandatorily seek such reimbursement.